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                                  EXHIBIT 99.1

                       1987 Stock Option Plan, as amended
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                         BIOMAGNETIC TECHNOLOGIES, INC.
                             1987 STOCK OPTION PLAN
                           AS AMENDED MARCH 24, 1995



         1.      PURPOSE.

                 The Plan is intended to provide incentive to the directors, advisers and employees of the Corporation and its Subsidiaries, to encourage such individuals' proprietary interest in the Corporation, to encourage such individuals to remain in the service of the Corporation or its Subsidiaries and to attract new directors, advisers and employees with outstanding qualifications.

         2.      DEFINITIONS.

                 (a) "Board" shall mean the Board of Directors of the Corporation, as constituted from time to time.

                 (b) "Cause" shall mean fraud, dishonesty, willful and habitual neglect of or repeated failure to perform properly the duties assigned to an Optionee or conduct that is contrary to the best interests of the Corporation. Cause shall be determined by the Committee in good faith.

                 (c) "Code" shall mean the Internal Revenue Code of 1986, as amended.

                 (d) "Committee" shall mean the Compensation Committee of the Board in accordance with Section 4 hereof.

                 (e) "Corporation" shall mean Biomagnetic Technologies, Inc., a California corporation.

                 (f) "Employee" shall mean (i) an individual who is an employee (within the meaning of section 3401(c) of the Code and the regulations thereunder) of the Corporation or of a Parent or Subsidiary and (ii) a director or adviser of the Corporation or of a Parent or Subsidiary. Service as such a director or adviser shall be deemed to be employment for all purposes of the Plan except Section 5(b) hereof.

                 (g) "Exercise Price" shall mean the amount for which one Share may be purchased upon exercise of an Option, as specified by the Committee in the applicable stock option agreement.

                 (h) "Fair Market Value" shall mean the fair market value of Stock, as determined by the Committee in good faith. Such determination shall be conclusive and binding on all persons.





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                 (i)      "Incentive Stock Option" shall mean an option
described in section 422(b) of the Code.

                 (j) "Nonqualified Stock Option" shall mean an option not described in sections 422(b) or 423(b) of the Code.

                 (k) "Option" shall mean either an Incentive Stock Option or Nonqualified Stock Option granted pursuant to the Plan and entitling the holder to purchase Shares.

                 (l) "Optionee" shall mean an individual who holds an Option.

                 (m) "Parent" shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, if each of the corporations other than the Corporation owns stock possessing at least fifty percent (50%) of the total combined voting power of all classes of stock in one of the other corporations in such chain.

                 (n) "Plan" shall mean this Biomagnetic Technologies, Inc. 1987 Stock Option Plan, as it may be amended from time to time.

                 (o) "Purchase Price" shall mean the Exercise Price multiplied by the number of Shares with respect to which an Option is exercised.

                 (p) "Share" shall mean one (1) share of Stock, as adjusted in accordance with Section 10 hereof (if applicable).

                 (q) "Shareholders" shall mean collectively the holders of the Corporation's outstanding shares of Common Stock.

                 (r) "Stock" shall mean the Common Stock of the Corporation.

                 (s) "Subsidiary" shall mean any corporation, if the Corporation and/or one or more other Subsidiaries own at least fifty percent (50%) of the total combined voting power of all classes of outstanding stock or other evidence of ownership in such corporation. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

                 (t) "Total and Permanent Disability" shall mean that the Optionee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than twelve (12) months.

         3.      EFFECTIVE DATE.

                 The Plan was adopted by the Board on December 16, 1986, subject to the approval of the Shareholders pursuant to Section 14 hereof. No Option may be granted under the Plan prior to January 1, 1987. The Board approved amendments to the Plan in





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December 1987, February 1989, January 1990, November 1990, October 1991,
December 1993, March 1994 and March 1995, and all amendments were ratified and approved by the Shareholders.

         4.      ADMINISTRATION.

                 (a)      Committee Membership.

                          The Plan shall be administered by the Compensation
Committee of the Board. The Committee shall be appointed by the Board and shall consist of not less than two (2) directors. The Board may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, however caused, shall be filled by the Board. The Committee shall hold meetings at such times and places as it may determine. Acts of a majority of the Committee at which a quorum is present, or acts reduced to or approved in writing by a majority of the members of the Committee, shall be the valid acts of the Committee. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan.

                 (b)      Committee Responsibilities and Powers.

                          The Committee shall from time to time at its
discretion select the Employees to whom Options are to be granted, determine the number of Shares to be optioned to each Optionee, determine the Exercise Price thereof, designate such Options as Incentive Stock Options or Nonqualified Stock Options, and determine the other terms and conditions of such Options. However, a Committee member shall in no event participate in any determination relating to Options held by or to be granted to such Committee member. The interpretation and construction by the Committee of any provision of the Plan or of any Option granted thereunder shall be final. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Option granted thereunder.

         5.      ELIGIBILITY.

                 (a)      Eligible Classes.

                          The Optionees shall be such Employees (who may be
officers or directors) as the Committee may select, subject to the terms and conditions set forth below.

                 (b)      Non-Employee Directors and Advisers.

                          Only individuals who are employed as common-law
Employees by the Corporation or a Parent or Subsidiary shall be eligible to receive an Incentive Stock Option; non-employee directors or advisers shall only be eligible to receive a Nonqualified Stock Option.





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                 (c)      Ten-Percent Shareholders.

                          An Employee who owns more than ten percent (10%) of
the total combined voting power of all classes of outstanding stock of the Corporation or any of its Parents or Subsidiaries shall not be eligible to receive an Option, unless (i) the Exercise Price of the Shares subject to such Option is at least one hundred ten percent (110%) of the Fair Market Value of such Shares on the date of grant and (ii) if the Option is an Incentive Stock Option, the term of such Option does not exceed five (5) years from the date of grant.

                 (d)      Attribution Rules.

                          For purposes of (c) above, in determining stock
ownership, an Employee shall be deemed to own the stock owned, directly or indirectly, by or for his or her brothers, sisters, spouse, ancestors and lineal descendants. Stock owned, directly or indirectly, by or for a corporation, partnership, estate or trust shall be deemed to be owned proportionately by or for its shareholders, partners or beneficiaries. Stock with respect to which such Employee holds an Option shall not be counted.

                 (e)      Outstanding Stock.

                          For purposes of (c) above, "outstanding stock" shall
include all stock actually issued and outstanding immediately after the grant of the Option to the Optionee. "Outstanding stock" shall not include reacquired Shares or Shares authorized for issuance under outstanding Options held by the Optionee or by any other person.

         6.      STOCK.

                 The aggregate number of Shares which may be issued upon exercise of Options under the Plan shall not exceed five million (5,000,000). The number of Shares subject to Options outstanding at any time shall not exceed the number of Shares then remaining available for issuance under the Plan. In the event that any outstanding Option for any reason expires or is terminated, the Shares allocable to the unexercised portion of such Option may again be made subject to Options. The limitation established by this Section 6 shall be subject to adjustment in the manner provided in Section 10 hereof upon the occurrence of an event specified therein.

         7.      TERMS AND CONDITIONS OF OPTIONS.

                 (a)      Stock Option Agreements.

                          Options shall be evidenced by written stock option
agreements in such form as the Committee shall from time to time determine. Such agreements shall comply with and be subject to the terms and conditions set forth below. However, the provisions of all stock option agreements executed under the Plan need not be identical.





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                 (b)      Number of Shares.

                          Each Option shall specify the number of Shares to
which it pertains and shall provide for the adjustment of such number in accordance with Section 10 hereof. The Option shall also specify whether it is an Incentive Stock Option or a Nonqualified Stock Option.

                 (c)      Exercise Price.

                          Each Option shall specify the Exercise Price.  The
Exercise Price under a Nonqualified Stock Option shall not be less than one hundred percent (100%) of the Fair Market Value on the date of grant. The Exercise Price under any Incentive Stock Option shall not be less than one hundred percent (100%) of the Fair Market Vale on the date of grant and, in the case of an Incentive Stock Option granted to an Optionee described in Section 5(c) hereof, shall not be less than one hundred ten percent (110%) of the Fair Market Value on the date of the grant.

                 (d)      Medium and Time of Payment.

                          The Purchase Price shall be payable in full in United
States dollars upon the exercise of the Option, except that the applicable stock option agreement may provide that all or part of the Purchase Price can be paid by any legal consideration acceptable to the Committee at the time of exercise in its sole and absolute discretion including and subject to any conditions the Committee may impose.

                 (e)      Withholding Taxes.

                          As a condition to the exercise of an Option, the
Optionee shall make such arrangements as the Committee may require for the satisfaction of any federal, state or local withholding tax obligations that may arise in connection with such exercise.

                 (f)      Term and Nontransferability of Options.

                          Each Option shall specify the date when all or any
installment thereof is to become exercisable. The Option shall also specify its term, which shall not exceed ten (10) years from the date of grant and, in the case of an Incentive Stock Option granted to an Optionee described in
Section 5(c) hereof, shall not exceed five (5) years from the date of grant.

                          During the lifetime of the Optionee, the Option shall
be exercisable only by the Optionee and shall not be assignable or transferable. In the event of the Optionee's death, the Option shall not be transferable other than by will or by the laws of descent and distribution.





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                 (g)      Termination of Service (Except by Death).

                          If an Optionee ceases to be an Employee by reason of
his or her termination or removal for Cause, then the Optionee shall have the right to exercise an Option (to the extent not previously exercised and not expired and to the extent that, on the date of termination, the Optionee's right to exercise the Option has accrued (vested) pursuant to the terms of the applicable stock option agreement) at any time within thirty days following the date of termination or removal; provided, however, that such thirty-day period shall be shortened to ten days if the Corporation sends a notice of its intention to purchase Shares upon exercise of an Option to the Optionee, in which event Optionee shall have ten days from the date of such notice to exercise an Option (to the extent not previously exercised and not expired and to the extent that, on date of termination, the Optionee's right to exercise the Option has accrued (vested) pursuant to the terms of the applicable stock option agreement). In the event that Optionee exercises an Option within the ten-day period described in the preceding sentence, all Shares so acquired shall be deemed to be immediately offered to the Corporation for cash purchase by the Corporation or its designee at Fair Market Value, and any purchase by the Corporation or its designee must be consummated within ten days after Optionee's exercise. If an Optionee ceases to be an Employee for any reason other than for Cause or his or her death or Total and Permanent Disability, then the Optionee shall have the right to exercise an Option (to the extent not previously exercised and not expired) at any time within three (3) months after the date when he or she ceases to be an Employee, but only to the extent that, on such date, the Optionee's right to exercise such Option has accrued pursuant to the terms of the applicable stock option agreement. If an Optionee ceases to be an Employee by reason of Total and Permanent Disability, then the period of three (3) months described in the preceding sentence shall be extended to twelve (12) months.

                          For purposes of this Subsection (g), the Employee
relationship shall be deemed to continue while the Optionee is on military leave, sick leave or other bona fide leave of absence (to be determined in the sole discretion of the Committee). The foregoing notwithstanding, in the case of an Incentive Stock Option, the Employee relationship shall not be deemed to continue beyond the ninetieth (90th) day after the Optionee ceased active employment as a common-law employee, unless the Optionee's reemployment rights are guaranteed by statute or by contract.

                 (h)      Death of Optionee.

                          If an Optionee dies while an Employee and has not
fully exercised an Option, such Option may be exercised in full at any time within twelve (12) months after the Optionee's death by the executors or administrators of his or her estate or by any person or persons who have acquired such Option directly from the Optionee by bequest or inheritance, but only to the extent that such Option has not previously been exercised and has not expired.

                          If an Optionee dies after the Employee relationship
terminated, but within the period during which an Option could have been exercised under (g) above, and





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has not fully exercised such Option, then such Option (to the extent not previously exercised and not expired) may be exercised at any time within twelve (12) months after the Optionee's death by the executors or administrators of his or her estate or by any person or persons who have acquired such Option directly from the Optionee by bequest or inheritance, but only to the extent that, at the date of termination of the Employee relationship, the Optionee's right to exercise such Option has accrued pursuant to the terms of the applicable stock option agreement.

                 (i)      Rights as a Shareholder.

                          An Optionee, or a transferee of an Optionee, shall
have no rights as a shareholder with respect to any Shares covered by his or her Option until the date of the issuance of a stock certificate for such Shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property), distributions or other rights for which the record date is prior to the date when such stock certificate is issued, except as provided in Section 10 hereof.

                 (j)      Modification, Extension and Renewal of Options.

                          Within the limitations of the Plan, the Committee may
modify, extend or renew outstanding Options or accept the cancellation of outstanding Options (to the extent not previously exercised) for the granting of new Options in substitution therefor. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, alter or impair any rights or obligations under such Option.

                 (k)      Other Provisions.

                          The stock option agreements authorized under the Plan
may contain such other provisions not inconsistent with the terms of the Plan (including, without limitation, rights of repurchase, rights of first refusal or restrictions upon the exercise of the Option or the transferability of Shares) as the Committee may deem advisable.

         8.      LIMITATION ON ISO EXERCISABILITY.

                 The aggregate Fair Market Value (determined as of the date an Option is granted) of the Stock with respect to which Incentive Stock Options are exercisable for the first time by Optionee during any calendar year under this Plan and any other plans maintained by the Corporation, its Parent or its Subsidiaries shall not exceed $100,000.

         9.      TERM OF PLAN.

                 Options may be granted pursuant to the Plan until the expiration of the Plan on December 31, 1996.





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         10.     RECAPITALIZATIONS.

                 Subject to any required action by Shareholders, (i) the number of Shares covered by the Plan as provided in Section 6 hereof, (ii) the number of Shares covered by each outstanding Option and (iii) the Exercise Price thereof, shall be adjusted proportionately for any increase or decrease in the number of issued Shares resulting from a subdivision or consolidation of Shares or the payment of a stock dividend or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Corporation.

                 In the event of any of the following transactions (a "Corporate Transaction"):

                 o a merger or acquisition in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state of the Company's incorporation,

                 o the sale, transfer or other disposition of all or substantially all of the assets of the Company,

                 o the acquisition and ownership by a single shareholder or group of affiliated shareholders of more than fifty percent (50%) of the Company's outstanding voting stock, or

                 o any reverse merger in which the Company is the surviving entity but in which fifty percent (50%) or more of the Company's outstanding voting stock is transferred to holders different from those who held the stock immediately prior to such merger, then, the exercisability of each option outstanding under the Option Plan shall be automatically accelerated so that each such option shall, immediately prior to the specified effective date for the Corporate Transaction, become fully exercisable with respect to the total number of shares of Common Stock purchasable under such option and may be exercised for all or any portion of such shares. However, an outstanding option under the Option Plan shall not be so accelerated if and to the extent the acceleration of such option is subject to other applicable limitations imposed by the Committee at the time of grant.

                 Upon the consummation of the Corporation Transaction, all outstanding options under the Option Plan shall, to the extent not previously exercised or assumed by the successor corporation or its parent company, terminate and cease to be outstanding.

                 The grant of options under the Option Plan shall in no way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.





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                 To the extent that the foregoing adjustments relate to
securities of the Corporation, such adjustments shall be made by the Committee, whose determination shall be conclusive and binding on all parties.

                 Except as expressly provided in this Section 10, the Optionee shall have no rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class or by reason of any dissolution, liquidation, merger or consolidation or spin-off of assets or stock of another corporation, and any issue by the Corporation of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustments by reason thereof shall be made with respect to, the number of Shares subject to an Option.

         11.     SECURITIES LAW REQUIREMENTS.

                 (a)      Legality of Issuance.

                          No Shares shall be issued upon the exercise of any
Option in a transaction not registered under the Securities Act of 1933 unless and until the Corporation has received a written exercise letter containing investment representations in a form substantially equivalent to those contained in the form of exercise letter attached to the form of Stock Option Agreement attached hereto.

                 (b)      Registration or Qualification of Securities.

                          The Corporation may, but shall not be obligated to,
register or qualify the sale of Shares under the Act or any other applicable law. The Corporation shall not be obligated to take any affirmative action in order to cause the sale of Shares under the Plan to comply with any law.

         12.     AMENDMENT OF THE PLAN.

                 The Board may from time to time, with respect to any Shares at the time not subject to Options, suspend or discontinue the Plan or revise or amend it in any respect whatsoever except that, without the approval of the Shareholders, no such revision or amendment shall:

                 (a) Increase the number of Shares subject to the Plan, except as provided in Section 10 hereof.

                 (b) Materially change the designation in Section 5 hereof with respect to the class of Employees eligible to receive Incentive Stock Options; or

                 (c)      Amend this Section 12 to defeat its purpose.





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         13.     APPLICATION OF FUNDS.

                 The proceeds received by the Corporation from the sale of Stock pursuant to the exercise of an Option will be used for general corporate purposes.

         14.     APPROVAL OF SHAREHOLDERS.

                 The Plan and any amendment described in Section 12 hereof shall be subject to approval by Shareholders, by means of either the affirmative vote or written consent of the holders of a majority of the outstanding Shares of the Corporation entitled to vote. In the event that the Plan is not so approved by Shareholders within 12 months after its adoption by the Board, any Option theretofore granted shall be null and void.





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